Exhibit 10.4

                     SYSTEMS & SERVICES TECHNOLOGIES, INC.
                            SUB-SERVICING AGREEMENT
                            -----------------------


           This Sub-Servicing Agreement (the "Agreement") is entered into as of the 27th day of November, 2002 between Systems & Services Technologies, Inc., a corporation organized under the laws of the State of Delaware, its permitted successors and assigns (hereinafter referred to as "Sub-Servicer" or "SST"), and Mitsubishi Motors Credit of America, Inc. a corporation organized under the laws of the State of Delaware, its permitted successors and assigns (hereinafter referred to as "Company").


                               R E C I T A L S:

           WHEREAS, Sub-Servicer provides portfolio management services, including loan administration, payment collection and processing, insurance claim processing, custodial services and financial reporting to financial institutions in connection with Sales Contracts (as hereinafter defined); and


           WHEREAS, Company purchases Sales Contracts from Mitsubishi Motors retailers, which it pledges to a lender under a warehouse financing arrangement and periodically sells the Sales Contracts to special purpose vehicles in connection with term securitization transactions; and

           WHEREAS, Company continues to service the Sales Contracts subject to securitization transactions and interim warehouse financing arrangements; and

           WHEREAS, Company desires to avail itself of the services provided by Sub-Servicer and to engage SST as Sub-Servicer with respect to certain of the Sales Contracts on the terms provided herein.

           NOW THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

           As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

Active Receivable. Any Receivable other than: (i) Inactive Receivables, (ii) prepaid, fully satisfied accounts, (iii) accounts where the Vehicle has been liquidated and Sub-Servicer has posted the liquidation proceeds or any other anticipated proceeds including but not limited to credit enhancement insurance and financed product rebates; and (iv) accounts where Sub-Servicer has completed all work in connection with processing and receiving insurance payoffs.


Collected Funds. All funds received by Sub-Servicer related to any Receivable to be posted to an Obligor's account, including, but not limited to: account payments, insurance policy proceeds, insurance policy rebates, warranty proceeds, warranty rebates and any other funds received from any source for the account of an Obligor.

Depository Account. A remittance banking account established and maintained by Company, which Company has designated as the account into which identified and cleared Collected Funds shall be deposited.

Distribution Amount. Those amounts to be distributed to Company, Sub-Servicer and other parties as provided on the Monthly Servicing Reports.

Inactive Receivable. A Receivable in which Sub-Servicer has been duly instructed by Company to cease all servicing activities with the exception of posting payments received from Obligors in connection with deficiency account balances.

Lock-Box Account. A remittance banking account owned and maintained by Company to which Obligors shall be directed to deposit funds with respect to the Receivables. Sub-Servicer shall be vested with certain access rights and other powers with respect to this account as established in the Limited Power of Attorney attached hereto as Exhibit A.

Monthly Servicing Reports. A report to be delivered to Company or its designee(s) on each Reporting Date. Said report shall detail the Distribution Amounts posted to the designated account of Company, and the amounts to be distributed to Sub-Servicer as fees and expenses for any Reporting Period. Such report shall contain the information set forth in Exhibit B hereto.

Obligor. An account debtor or any other person obligated under a Sales Contract to make payments on the Receivable.

Person. Any natural person or any entity, including, without limitation, any trust, corporation, partnership, firm, government or government agency.

Receivable. Any account subject to a Sales Contract designated by Company to Sub-Servicer for servicing.

Reporting Date. The 10th business day of the month immediately following the related Reporting Period.

Reporting Period. The first day through and including the last day of the calendar month immediately preceding the Reporting Date.

Sales Contract. A retail installment or conditional sales contract, comparable loan or other document pursuant to which an Obligor has acquired or financed a Vehicle or used a Vehicle as security for a financing.

Servicing Transfer Date. The date on which Sub-Servicer boards the initial Receivables transferred to Sub-Servicer by Company pursuant to this Agreement.

Vehicle. A new or used automobile that was purchased pursuant to a Sales Contract and serves as collateral for a Receivable.

                                  ARTICLE II
                       NATURE AND SCOPE OF RELATIONSHIP
                       --------------------------------

           Sub-Servicer agrees to assume the duties of the Sub-Servicer as described in this Agreement and the attached Exhibit C for the Receivables designated by Company to be serviced by Sub-Servicer. In performing its duties under this Agreement, Sub-Servicer shall report to such officers or other employees of Company as Company may designate from time to time.

           Sub-Servicer, for Company, shall: (i) act prudently in accordance with customary and usual servicing procedures for other institutional Sub-Servicers; (ii) comply with all applicable federal and state laws and regulations governing Sub-Servicer and the Receivables; and (iii) use and exercise that degree of skill and attention that is customary with other sub-servicers in the industry that provide servicing relating to contracts substantially similar to the Sales Contracts.

           Sub-Servicer acknowledges receipt of the Sale and Servicing Agreement dated as of March 1, 2002 ("SSA"). Company represents that the SSA is substantially similar to the other Sale and Servicing Agreements referenced on the attached Schedule 1.

           Sub-Servicer agrees to undertake the duties of the servicer set forth generally in Section 3.1(a) of the SSA, except to the extent that any of such duties is in conflict with any provision of this Agreement including Exhibit C. Specifically, and without limitation, Sub-Servicer shall be under no obligation to: (i) furnish monthly or annual statements to the Owner Trustee or the Indenture Trustee; (ii) refinance or sell Financed Vehicles;
(iii) make Advances, (iv) administer or enforce Dealer Contracts; (v) indemnify the Trust; (vi) cover expenses on behalf of the Owner Trustee; (vii) obtain licenses on behalf of the Trust or the Owner Trustee, or (viii) make filings or pay fees related to ownership of the Receivables.

           Sub-Servicer agrees to otherwise cooperate with the Company and render assistance to it as reasonably requested in order to conform to the terms of the SSA.


           Sub-Servicer shall receive the fees as outlined in Schedule 2 as full compensation for its services hereunder. The fees and any reimbursement of Sub-Servicer's expenses shall be obligations of the Company. For avoidance of doubt, in the event that Company shall fail to make any payment to Sub-Servicer in accordance with the terms of this Agreement, Sub-Servicer shall have recourse to the Company only and shall have no recourse to any Collected Funds, Sales Contracts, Receivables, the related Vehicles or any proceeds of any of the foregoing. Sub-Servicer hereby acknowledges that the Collected Funds, the Sales Contracts, the Receivables and the Vehicles are not the property of the Sub-Servicer. Company may reasonably request Sub-Servicer to modify or supplement Sub-Servicer's duties or methods of performing those duties provided that Company shall compensate Sub-Servicer at a reasonable fee for any increase in expense experienced by Sub-Servicer due to Company's requests. Any such supplemented or modified duties shall be agreed to in writing and signed by the parties.


                                  ARTICLE III
               ERRORS AND OMISSIONS AND BLANKET CRIME INSURANCE
               ------------------------------------------------

           Sub-Servicer shall maintain, at its own expense, (i) an errors and omissions insurance policy and (ii) a blanket crime policy, in each case with broad coverage with established insurance companies, covering all officers, employees or other persons acting on behalf of Sub-Servicer in any capacity with regard to the Receivables to handle funds, money, documents and papers relating to the Receivables. Any such insurance shall protect and insure Sub-Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons and shall be maintained in a form and amount that would meet the requirements of prudent loan servicing companies. At all times while this Agreement is in effect, Sub-Servicer shall maintain in effect Workers' Compensation insurance coverage in amounts required by applicable law.

           No provision of this Article III requiring such insurance shall diminish or relieve Sub-Servicer from its duties and obligations as set forth in this Agreement. Sub-Servicer shall cause each and every one of its sub-contractors, if any, to maintain a policy of insurance covering errors and omissions which would meet the above stated requirements. Upon the request of Company, Sub-Servicer shall cause to be delivered to Company a certificate evidencing coverage under such errors and omissions and/or blanket crime policies.



                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

A.         REPRESENTATIONS AND WARRANTIES OF SUB-SERVICER

           1. Sub-Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified; it is or will be in compliance with the laws of each state to the extent necessary to perform its obligations under this Agreement. Sub-Servicer has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

           2. This Agreement and all other instruments or documents to be delivered hereunder or pursuant hereto, and the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings of Sub-Servicer. This Agreement has been duly and validly executed and delivered by Sub-Servicer and is a valid and legally binding agreement of Sub-Servicer enforceable in accordance with its terms.

           3. The execution and delivery of this Agreement by Sub-Servicer hereunder and the compliance by Sub-Servicer with all provisions of this Agreement do not conflict with or violate any applicable law, regulation or order and do not conflict with or result in a breach of or default under any of the terms or provisions of any contract or agreement to which Sub-Servicer is subject or by which it or its property is bound, nor does such execution, delivery or compliance violate the Certificate of Incorporation or By-laws of Sub-Servicer.

           4. Sub-Servicer will perform all services contemplated hereby in accordance with all applicable laws and regulations. Subject to the Sub-Servicer's consent, not to be unreasonably withheld, Sub-Servicer shall further comply with all of Company's applicable policies and procedures provided to Sub-Servicer.



B.         REPRESENTATIONS AND WARRANTIES OF COMPANY

           1. Company is a corporation, validly existing and in good standing under the laws of the State of Delaware. Company has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

           2. This Agreement and all other instruments or documents to be delivered hereunder or pursuant hereto, and the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings of Company. This Agreement has been duly and validly executed and delivered by Company and assuming due authorization, execution and delivery by Company, this Agreement is a valid and legally binding agreement of Company enforceable in accordance with its terms.

           3. The execution and delivery of this Agreement by Company hereunder and the compliance by Company with all provisions of this Agreement do not conflict with or violate any applicable law, regulation or order and do not conflict with or result in a breach of or default under any of the terms or provisions of any contract or agreement to which Company is subject or by which it or its property is bound, nor does such execution, delivery or compliance violate the Articles/Certificate of Incorporation or By-laws of Company.

           4. With respect to each Receivable designated to Sub-Servicer for servicing pursuant to this Agreement, Company represents and warrants that, as of the date on which Company designates a Receivable for servicing by Sub-Servicer under this Agreement, such Receivable:

                     a) complies with all applicable federal and state laws and legal requirements; and

                     b) was originated in connection with the sale of a Vehicle to a Person or the financing or refinancing of such a Vehicle; and

                     c) represents a bona fide obligation of an Obligor; and

                     d) was originated and purchased from a Person in the regular course of business; and

                     e) represents a debt that has not been satisfied, and the Obligor has not been released from liability on all or any portion of the Receivable; and

                     f) is secured by a valid and perfected first priority security interest in a Vehicle titled or registered in the United States, its territories, or the District of Columbia; and

                     g) has not been discharged in bankruptcy, and is not otherwise legally non-collectable; and

                     h) is one as to which (i) the property which is the subject thereof has been delivered to an Obligor, (ii) there are no exceptions, counterclaims or set-offs on the part of such Obligor against the amounts payable, and
                     (iii) there have been no representations or warranties made to such Obligor not contained in the Sales Contract.

           The representations and warranties contained in this Article IV shall survive the execution of this Agreement


                                   ARTICLE V
                               EVENTS OF DEFAULT
                               -----------------

           If any one of the following events ("Events of Default") shall occur and be continuing:

           A. Failure on the part of Company to pay Sub-Servicer any amounts due hereunder, including amounts set forth in
                     Schedule 2 hereto, which failure shall not be cured by Company within ten (10) days after the date on which written notice of such failure shall have been received by Company; or

           B. The occurrence of a Performing Loan Trigger Event as set forth in Exhibit D.


           C. Any failure by Sub-Servicer to deliver to Company any proceeds or payment required to be so delivered under the terms of this Agreement that shall continue unremedied for a period of five (5) days after receipt of written notice to Sub-Servicer by Company; or

           D. Failure on the part of Sub-Servicer to observe or to perform in any material respect any other covenants or agreements set forth in this Agreement, which failure shall adversely affect the rights of Company and continue unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been received by Sub-Servicer; or

           E. The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, or liquidator for Sub-Servicer in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities, or similar proceedings, or the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

           F. The admission, in writing, by Sub-Servicer: (a) of its inability to pay its debts generally as they become due;
                    (b) that it has filed a petition of any applicable bankruptcy, insolvency or reorganization of any applicable statute; (c) that it has made an arrangement for the benefit of its creditors or voluntarily suspended payment of its obligations; or (d) that a third party has forced Sub-Servicer into bankruptcy under Federal or State law; or

           G. If there is breach of any representation or warranty as set forth in Article IV and such breach shall not be cured in all material respects within thirty (30) consecutive days after receipt of written notice from one party to the breaching party or upon discovery by the breaching party.

then, and in each and every case and so long as an Event of Default described above shall not have been remedied, the non-breaching party may terminate all of the rights and obligations under this Agreement. As an alternative to termination, upon the occurrence of an Event of Default by Sub-Servicer, Company may elect to continue the Agreement with a reduced fee arrangement as set forth in Schedule 2.

                                  ARTICLE VI
                                   REMEDIES
                                   --------

           In addition to the indemnification rights contained in Article X and the right to terminate contained in Article XI, Sub-Servicer agrees that upon the happening of any Event of Default, as defined in this Agreement, Company may avail itself of any other relief to which Company may be legally or equitably entitled. In the event of any default of this Agreement by Company, Company likewise acknowledges Sub-Servicer's remedies contained in Articles X and XI and that Sub-Servicer may also avail itself of any other relief to which Sub-Servicer may be legally or equitably entitled.


                                  ARTICLE VII
                 RESPONSIBILITY AND AUTHORITY OF SUB-SERVICER
                 --------------------------------------------

A. Sub-Servicer shall have the full power and authority acting alone and without the consent of Company, to do any and all things in connection with the servicing of any Receivable that it may deem reasonably necessary or desirable, consistent with the duties and obligations imposed upon Sub-Servicer by this Agreement including, but not limited to, the right to subcontract any of its duties hereunder. Notwithstanding, Sub-Servicer shall cooperate fully with Company and promptly inform Company of any and all changes or developments of which Sub-Servicer becomes aware that may affect the Receivables.

B. Company authorizes Sub-Servicer to communicate with third parties and the Obligors in the name of Company as necessary and proper to perform the services anticipated by this Agreement.

C. Sub-Servicer shall have the right to commence a legal proceeding on behalf of Company to enforce a Receivable. As reasonably requested by Sub-Servicer, Company shall furnish Sub-Servicer with any necessary and appropriate powers of attorney and other documents needed in order to enable Sub-Servicer to carry out such proceeding and with respect to its servicing and administrative duties hereunder.


                                 ARTICLE VIII
                                 BANK ACCOUNTS
                                 -------------

Company shall own, maintain and control the Lock-Box Account. Sub-Servicer shall direct Obligors to make payments directly to the Lock-Box Account. Further, all Collected Funds that come into the possession of Sub-Servicer shall be deposited promptly by Sub-Servicer into the Lock-Box Account. Sub-Servicer shall be vested with certain access rights and other powers with respect to this account as established in the Limited Power of Attorney attached hereto as Exhibit A.

                                  ARTICLE IX
                             ACCESS AND INSPECTION
                             ---------------------

           Sub-Servicer shall provide Company, or their designee(s) access to Sub-Servicer's facility, but only upon reasonable request and during normal business hours of Sub-Servicer and to the extent that such access would not significantly disrupt the orderly conduct of business at such facility.


                                   ARTICLE X
                                INDEMNIFICATION
                                ---------------

A. Sub-Servicer agrees to indemnify and hold Company, its respective officers, employees and agents harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that Company may sustain in any way related to the negligence or misconduct of Sub-Servicer in its performance under the terms of this Agreement, or arising from any breach of the representations and warranties of Sub-Servicer set forth in Article IV herein. Sub-Servicer shall immediately notify Company if a claim is made by a third party with respect to this Agreement or the Receivables. This right to indemnification shall survive the termination of this Agreement.

B. Company agrees to indemnify and hold Sub-Servicer, its respective officers, employees and agents harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Sub-Servicer may sustain in any way related to the negligence or misconduct of Company in its performance under the terms of this Agreement, or arising from any breach of the representations and warranties of Company set forth in Article IV herein. Company shall immediately notify Sub-Servicer if a claim is made by a third party with respect to this Agreement or the Receivables. This right to indemnification shall survive the termination of this Agreement.

C. Sub-Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to Sub-Servicer by or at the direction of Company, including documents prepared or maintained by any originator, or previous servicer, or any party providing services related to the Receivables (collectively "third party"). Company agrees to indemnify and hold Sub-Servicer, its respective officers, employees and agents harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Sub-Servicer may sustain in any way related to allegations of negligence or misconduct of Company or any third party with respect to the Receivables. Sub-Servicer shall have no duty, responsibility, obligation or liability (collectively "liability") for the acts or omissions of Company or any third party. If any error, inaccuracy or omission (collectively "error") exists in any information provided to Sub-Servicer and such errors cause or materially contribute to Sub-Servicer making or continuing any error (collectively "continuing errors"), Sub-Servicer shall have no liability for such continued errors; provided, however, that this provision shall not protect Sub-Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any error or in the performance of its duties contemplated herein.

                     In the event Sub-Servicer becomes aware of errors and/or continued errors, which in the opinion of Sub-Servicer impairs its ability to perform its services hereunder, Sub-Servicer shall immediately notify Company of such errors and/or continued errors; and further, Sub-Servicer may undertake such data or records reconstruction as it deems appropriate to correct such errors and/or continued errors and to prevent future continued errors. Sub-Servicer shall be entitled to recover its costs thereby expended.


                                  ARTICLE XI
                             TERM AND TERMINATION
                             --------------------

A. Company shall have the right to terminate this Agreement during any term upon not less than sixty (60) days written notice delivered by overnight mail to Sub-Servicer. In the event of any such termination, Company shall pay to Sub-Servicer a termination fee equal to the servicing fee for each Receivable so transferred for the two (2) months preceding the notice of termination. Sub-Servicer shall not, however, be entitled to receive any such termination fee if Sub-Servicer is terminated due to an Event of Default committed by Sub-Servicer under this Agreement. Any such Event of Default committed by Sub-Servicer must result in a material harm to the portfolio serviced by Sub-Servicer, and Sub-Servicer must have received notice of default with a reasonable opportunity to cure the same.

B. Sub-Servicer shall have the right to resign under this Agreement by giving sixty (60) days prior written notice to Company; provided, however, that in no event shall any such resignation be effective unless Sub-Servicer shall have provided Company with a successor which is acceptable to Company in its sole discretion and such successor shall agree, by written instrument delivered to Company, to be bound by all of the terms and conditions of this Agreement.


                                  ARTICLE XII
                                    WAIVERS
                                    -------

           No failure or delay on the part of Sub-Servicer or Company in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy except by a written instrument signed by the party to be charged or as otherwise expressly provided herein.


                                 ARTICLE XIII
                                    NOTICES
                                    -------

           Except as otherwise provided herein, all notices, requests, consents, demands and other formal communications given hereunder shall be in writing. All notices of whatever kind shall be either personally delivered or sent by telecopy or other form of rapid transmission and confirmed by United States mail, properly addressed and with full postage prepaid to the following:


           To Sub-Servicer:           Systems & Services Technologies, Inc.
                                      4315 Pickett Road
                                      St. Joseph, MO  64503
                                      Attn:     John J. Chappell
                                                Joseph D. Booz
                                      Telecopy No.:  (816) 671-2029



           To Company:                Mitsubishi Motors Credit of America, Inc.
                                      6363 Katella Avenue
                                      Cypress, CA 90630
                                      Attn:   Charles A. Tredway
                                                Carol J. Moore
                                      Telecopy No.: (714) 236-1604

or to such other person(s) or address as such party shall have specified in writing in the manner set forth above.


                                  ARTICLE XIV
                              FURTHER ASSURANCES
                              ------------------

           Each party agrees, if reasonably requested by the other party, to execute and deliver such additional documents or instruments and take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.


                                  ARTICLE XV
                                 COUNTERPARTS
                                 ------------

           This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.


                                  ARTICLE XVI
                         ENTIRE AGREEMENT; AMENDMENTS
                         ----------------------------

           This Agreement, including the Exhibits and Schedules attached hereto and the documents referred to herein, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior understandings, negotiations, commitments and writings with respect hereto. This Agreement may not be assigned, modified, changed or supplemented except upon the express written consent of both parties hereto.


                                 ARTICLE XVII
                                 GOVERNING LAW
                                 -------------

           This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. The choice of law is not a designation of jurisdiction or venue. Any legal proceedings relating to this Agreement shall be tried by the court and not by a jury and the parties hereby waive all right to trial by jury. The prevailing party in any legal proceeding relating to this Agreement shall be entitled to an award for all reasonable attorneys fees and costs incurred in the proceeding.


                      [THE BALANCE OF THIS PAGE IS BLANK]




           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above, provided, however, that all duties, rights and obligations of each party shall become effective on the Servicing Transfer Date.




SUB-SERVICER:

SYSTEMS & SERVICES TECHNOLOGIES, INC.



By:        /s/ John J. Chappell
           -------------------------------
Name:      John J. Chappell
Its:       President





COMPANY:


MITSUBISHI MOTORS CREDIT OF AMERICA, INC.



By:        /s/ Robert J. Costantino
           -------------------------------
Name:      Robert J. Costantino
Its:       President and Chief Executive Officer




                                   EXHIBIT A


                           LIMITED POWER OF ATTORNEY


           KNOW ALL PERSONS BY THESE PRESENTS, that Mitsubishi Motors Credit of America, Inc., together with its affiliate, and subsidiary corporations and entities (collectively "MMCA"), in connection with certain security interests and liens created in the name of MMCA, has and hereby affirms that it has made, constituted and appointed, and by these presents does make, constitute and appoint Systems & Services Technologies, Inc. ("SST" or "Attorney-in-Fact"), having its principal place of business at 4315 Pickett Road, St. Joseph, Missouri 64503, as MMCA's true and lawful attorney-in-fact and in MMCA's name, place and stead to act solely for the purpose of performing any or all of the acts described herein in connection with any account serviced by SST pursuant to the Sub-Servicing Agreement dated as of November 27, 2002 ("Sub-Servicing Agreement").

           FIRST: To execute and/or endorse certificates of title, applications for certificates of title or other documents necessary or appropriate to evidence the assignment, sale, transfer, acquisition or disposition of vehicles or MMCA's interest in vehicles including, but not limited to, vehicles to be sold at auction, or to be otherwise liquidated.

           SECOND: To endorse, sign, deliver and deposit any and all checks, drafts or instruments of deposits issued by obligors, insurance companies, vendors or third parties. Such instruments may only be executed and deposited by Attorney-in-Fact if the same represent funds paid on any account serviced by Attorney-in-Fact pursuant to the above-referenced Sub-Servicing Agreement.

           THIRD: To instruct any bank or financial institution that provides lockbox or similar account services in connection with any receivable subject to the Sub-Servicing Agreement concerning the deposit, distribution or withdrawal of funds held in the lockbox account (a remittance banking account owned and maintained by MMCA); provided, however, that absent the written consent of MMCA, Attorney-in-Fact shall have no right or power to issue such instructions that exceed the sum of $10,000.00 in any one day.

           FOURTH: To execute and/or endorse any loan agreement, promissory note, security agreement, financing statement, certificate of title or other document, instrument or agreement, or any amendment, modification or supplement of any of the foregoing, and perform any act and covenant in any way which MMCA itself could do which is necessary or appropriate to modify, amend, renew, extend, terminate and/or extinguish: (i) any and all liens and security interests granted to or created in favor of MMCA in or affecting vehicles; or (ii) any indebtedness secured by any such lien or security interest or any right or obligation of the obligor of such indebtedness secured by a vehicle, in each case upon such terms and conditions deemed, in the sole discretion of said Attorney-in-Fact, necessary or appropriate in connection with such modification, amendment, renewal extension, termination and/or extinguishment.

           FIFTH: To agree and to contract with any person, in any manner and upon terms and conditions deemed, in the sole discretion of said Attorney-in-Fact, necessary or appropriate for the accomplishment of any such modification, amendment, renewal, extension, termination and/or extinguishment of any such lien, security interest, indebtedness, right or obligation with respect to vehicles, to perform, rescind, reform or modify any such agreement or contract or any similar agreement or contract made by or on behalf of MMCA; to execute acknowledge, seal and deliver any contract, agreement, certificate of title or other document, agreement or contract or any similar agreement or document creating, evidencing, securing or secured by any such lien, security interest, indebtedness, right or obligation; and to take all such other actions and steps, pay or receive such moneys and to execute, acknowledge, seal and deliver all such other certificates, documents and agreements as said Attorney-in-Fact may deem necessary or appropriate to consummate any such modification, amendment, renewal, extension, termination and/or extinguishment of any such security interest, lien, indebtedness, right or obligation or in furtherance of any of the transactions contemplated by the foregoing.

           SIXTH: To commence a legal proceeding in the name of MMCA to enforce a receivable, or file a claim in any obligor bankruptcy/insolvency action. If Attorney-in-Fact exercises this right, MMCA shall thereupon be deemed to have automatically assigned such receivable to Attorney-in-Fact, which assignment shall be solely for the purpose of collection/recovery.

           SEVENTH: This Limited Power of Attorney shall not be affected by the subsequent dissolution or disability of MMCA or its authorized representatives.

           EIGHTH: To induce any third party to act hereunder, MMCA hereby agrees that any third party receiving a duly executed copy or facsimile of this instrument may act hereunder, and that any notice of revocation or termination hereof or other revocation or termination hereof by operation of law shall be ineffective as to such third party.

                      [THE BALANCE OF THIS PAGE IS BLANK]










           IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney on behalf of MMCA as of this 27th day of November, 2002.



                                 MITSUBISHI MOTORS CREDIT OF AMERICA, INC.


                                 By:________________________________________
                                 Name:   Robert J. Costantino
                                 Its: President and Chief Executive Officer


ACKNOWLEDGMENTS


STATE OF CALIFORNIA )
                    ) ss
COUNTY OF ORANGE    )

This instrument was acknowledged, sworn to and subscribed before me as of the date above written by Robert J. Costantino on behalf of MITSUBISHI MOTORS CREDIT OF AMERICA, INC., as its duly authorized representative.

                                                    My commission expires:

____________________________________                ___________________________
           Notary Public




                                   EXHIBIT C

                              SUMMARY OF SERVICES


The following outlines the loan services to be provided by SST as the Sub-Servicer on any Receivable. The procedures identified herein are to be implemented at the discretion of SST depending on the circumstances of each Receivable.


           A. CUSTODIAL DUTIES OF SUB-SERVICER

           1. Upon transfer of any Receivable to SST, SST shall establish all necessary records in its computer system, and shall separate the physical loan package for storage. Perfection of interest documents shall be filed in appropriate fireproof facilities. SST shall use its "best efforts" to adhere to the additional requirements related to perfection of interest documents set forth in Exhibit E.


           B. OBLIGOR ACCOUNTING

           1. SST shall process all monies received by or on behalf of an Obligor through a Lockbox Account.

           2. SST may, from time to time, utilize the services of third party vendors to assist in the receipt and processing of payments received by or on behalf of Obligors (i.e., Western Union "Quick Collect" or Speedpay).

           3. To the extent possible, SST shall cause all monies received by or on behalf of an Obligor to post to the Obligor's account within one (1) business day of identification.

           4. SST shall cause the Obligor's next scheduled due date to roll when the Obligor payment received is within 90% of the expected monthly payment at the time of posting.

           5. SST shall advance monies as necessary to cover appropriate servicing-related expenses, as provided in Schedule 2. These expenses include, but are not limited to, field calls, repossession costs, storage and transportation costs, legal fees, external skip tracing, mechanics liens, and liquidation costs. All such "out-of-pocket" expenses shall be reimbursed to SST and shall be posted to the Obligor's account, as applicable.

           6. SST shall issue Monthly Servicing Reports, as defined in the Agreement.

           C. CUSTOMER SERVICE

           1. SST shall respond to all inquiries from Obligors regarding their accounts.

           2. SST shall send to Obligors or their approved representatives (i) monthly payment statements; and (ii) payoff information.

           3. SST shall subcontract physical damage insurance tracking services, if so requested. SST shall coordinate and assist with electronic data transfers as needed. Any related subcontractor fees and costs shall be reimbursable to SST.

           4. As to both Customer Service and Collection activities, SST shall use its "best efforts" to adhere to the service standards set forth in Exhibit F.


           D. COLLECTIONS

           1. SST shall use its "best efforts" to collect all outstanding sums due on every delinquent account. Such efforts shall include diligent contact with the Obligor by phone and by letter.

           2. Field calls may be utilized at SST's discretion.

           3. SST may implement any legally permissible collection methods, including telephone calls, mailed notices, and outside field calls.

           4. If SST determines that an Obligor is or may become a skip, SST shall make all reasonable attempts to locate the Obligor or Vehicle using internal skip tracing procedures, and may sub-contract for outside assistance.

           5. SST shall report all appropriate Obligor account developments to one or more nationally recognized credit agencies.


           E. SPECIAL RECOVERIES

           1. SST shall make all reasonable attempts to collect delinquent Obligor accounts. After such reasonable efforts have been exhausted, and in SST's judgment required payments will not be forthcoming from the Obligor, SST shall use its best efforts to repossess or otherwise recover the Vehicle securing the Receivable. SST shall pursue repossession or recovery of a Vehicle only after it has determined that eventual repayment in full is unlikely and such repossession or recovery is permitted under the terms of the Receivable and all applicable laws.

           2. At such time as a Vehicle has been authorized for repossession, SST shall assign the account to a regional repossession agency. Such agent shall be a member of a nationally recognized association requiring adequate insurance and bonding (e.g., National Finance Adjusters) and shall meet or exceed the standards set forth in Exhibit G. Such agency shall execute a hold harmless agreement covering Company.

           3. Upon receipt of notification that a repossession has been made, SST shall mail to the Obligor a Notice of Intent ("NOI") to Sell Repossessed or Surrendered Vehicle, and shall therein provide the Obligor with an opportunity to reinstate or redeem the Vehicle, as required.

           4. Upon repossession, the repossession agency shall deliver the Vehicle to the destination specified by Company. At that time, Company shall assume all duties relevant to remarketing the Vehicle. Company specifically acknowledges and agrees that it will not sell, transfer or liquidate any Vehicle until so instructed by Sub-Servicer. Delays in the sale of Vehicles may be attributable to matters involving, without limitation, title issues, Obligor bankruptcy, expiration of the applicable reinstatement or redemption period. SST shall process insurance claims, insurance product cancellation refunds and similar matters.

           5. Company shall report the results of the liquidation of each Vehicle to Sub-Servicer, and shall further instruct the auctions to deliver liquidation proceeds to the Lock-Box Account in order for Sub-Servicer to post all receipts and apply all credits that may exist to the applicable Obligor account and send any surplus and required accounting to the Obligor within the time specified by applicable law.

           F. ADDITIONAL DUTIES

           1. SST shall establish a physical file for each Receivable, and shall keep complete books and records pertaining to the same.

           2. Upon request, SST shall make available to Company or its designee(s), the physical files, records and computer systems for audit or inspection on the premises of SST, so long as such audit or inspection does not unreasonably interfere with SST's operations.

           3. Upon request, SST shall provide Company with a copy of the annual audit of its financial statements and SAS 70 report, to be completed within ninety (90) days of its fiscal year end.

           4. Company shall be responsible to handle all matters involving dealer enforcement or administration.

           5. Sub-Servicer's staffing levels are targeted at approximately 400-450 loans per full-time employee. Any material deviation from this standard shall be subject to the mutual agreement of the parties.

G.         REPORTS

1. Sub-Servicer shall provide Company with all reports specified in Exhibit H, within the time periods specified in that Exhibit.

           2. Not later than 12 Midnight Pacific Time each day, Sub-Servicer shall provide Company with an electronic report of all account activity during that day.

           3. On an as needed basis, the parties shall work together to identify other reports that are needed and to agree upon a time frame for development of such reports.

           H. DAP/DOP REFINANCING

           1. With respect to Receivables under Company's Diamond Advantage Plan ("DAP") or Diamond Option Plan ("DOP"), Obligors in certain states have the right to refinance the final balloon payment when due, on the terms specified in the Sales Contract. Company shall provide SST with the appropriate refinancing forms and instructions for completion to send to each Obligor who requests refinancing. SST shall forward such documents to the Obligor for completion and return to MMCA. SST shall forward to MMCA any completed refinance documents it receives.





                                   EXHIBIT D

                         PERFORMING LOAN TRIGGER EVENT

The parties anticipate a substantial improvement in the performance of the Receivables compared against statistics through November, 2002. Specifically, Sub-Servicer has committed to reduce defaults by a factor of at least 20% from the projected defaults had the Receivables not transferred to Sub-Servicer pursuant to this Agreement. The parties further anticipate that this reduction in defaults will translate to an annual savings against losses for the Company of at least $28 to $30 million.

The following definition of Performing Loan Trigger Event addresses the performance of the Sub-Servicer with respect to both delinquencies and defaults.

"Performing Loan Trigger Event" means, with respect to any Reporting Date, either of the following conditions shall exist: (i) the Pool Delinquency Rate for such Reporting Date is greater than 10.0%; or (ii) the Pool Annualized Net Default Rate for such Reporting Date is greater than 8.0%.1 Both (i) and (ii) shall be based on an average, determined as of the last day of each of the three preceding Reporting Periods; provided, that the first of such three Reporting Periods shall be February through April, 2003.

"Pool Annualized Net Default Rate" means, a fraction, expressed as a percentage, the numerator of which is equal to the number of Receivables that become Defaulted Receivables during the Reporting Period, and the denominator of which is equal to number of performing Receivables as of the first day of the Reporting Period.

"Pool Delinquency Rate" means, a fraction, expressed as a percentage, the numerator of which is (x) the number, as of the last day of the Reporting Period, of performing Receivables for which the related Obligor is more than 30 days contractually delinquent with respect to a scheduled payment thereunder, and the denominator of which is (y) the number of performing Receivables as of the last day of the Reporting Period.

"Defaulted Receivable" means a Receivable as to which (i) the related Vehicle has been repossessed and liquidated, (ii) more than 10% of a payment is 120 days or more past due and Company has not repossessed the Vehicle or (iii) Company has determined that eventual payment in full on the Receivable is unlikely and Company has either (A) repossessed and liquidated the Vehicle or
(B) repossessed and held the Vehicle in its repossession inventory for more than 90 days, which 90 days shall not be more than 180 days after the date on which the payment was due but not paid.

The Company agrees to give equitable consideration to any seasonal or economic factors that might contribute to a Performing Loan Trigger Event.





                                   EXHIBIT E

              SERVICE STANDARDS RELATED TO CERTIFICATES OF TITLE


o   Required Security Standards For Titles

    o    Titles must be kept in a secured, fire-proof facility

    o Titles must be maintained, transferred and released in accordance with State requirements, including notarization, applications, and forms

    o All maintenance and applications shall be executed by authorized personnel as required by State & auction regulations. A list of authorized personnel shall be maintained and provided, as required, by SST.

    o SST shall be solely responsible for the maintenance and safekeeping of the original title, once provided by MMCA, until such time as title is lawfully released, transferred or requested to be returned by Mitsubishi.

Sub-Servicer shall use its "best efforts" to adhere to the following requirements related to handling of Certificates of Titles covering vehicles securing Receivables:

o Title Release Service Standards (to apply no sooner than 90 days following the Servicing Transfer Date)

    o    EOT/REPO Vehicles - When Title is held as 'available' or 'sale ready'
         - the service standard shall be an average of 10 days elapsed from the time that the vehicle is received at the auction

    o EOT/REPO Vehicles - When Title is needing to be 'flipped' - the service standard shall be an average of 14 days (average because different cases will vary, according to a number of different factors and differing procedures)

    o Vehicles being sold to Retailers or the Customer - SST will adhere to our current policies and standards:

         o If the total payoff is $5,000.00 or less, the title is released within 7 days regardless of the method of payment.

         o Regardless of the dollar amount of the payoff or the payment method, the title is released immediately upon receipt of payoff from a Mitsubishi retailer; Company will provide Sub-Servicer with a list of retailers whose titles are to be delivered by overnight courier

         o Title will be released immediately upon receipt of payoff from the Mitsubishi Mediation group or Legal Department; such titles are to be delivered to the designated recipient by overnight courier

         o If the total payoff exceeds $5,000.00, any non-Mitsubishi dealer check, money order, business check, insurance check, unrestricted draft, and restricted Mitsubishi dealer check will be held for 14 days before the title is released. (EXCEPTION:
              The state of Texas requires that titles be released within 10 days, rather than 14 days. Agreements in Texas are the only exception to the 14-day rule.)

         o Other methods of payment on payoff amounts exceeding $5,000.00 (such as cashier's checks, certified checks, official checks, and Money Gram Express Payment) will yield title release within 7 days.

Reporting Requirements:

o In order to monitor timely transport of the vehicles, we require a report showing when individual VINs are grounded and when the vehicles odometer was received at Retailer facilities

o In order to monitor timely transport of vehicles to auction, we require a report showing the arrival of previously reported VINs (see above) at auction facilities, specifying (at least, but not limited to) days elapsed since grounding at Retailer facility

o In order to monitor timely delivery of titles to auction, we require a report showing the arrival of Title for previously reported VINs (see above) at auction facilities, specifying (at least, but not limited to) days elapsed since grounding at auction facility

o In order to monitor release of Title for Repo vehicles, we require a report that mimics reporting of information on our current 'Mgmt 07B' report

o In order to facilitate reporting, MMCA to work with SST to develop appropriate reports and provide criteria. If necessary, SST to provide data files, as needed, to compile reports here from data elements specific to subject accounts




                                   EXHIBIT F

                         CALL CENTER SERVICE STANDARDS


With respect to both Customer Service and Collection activities under this Agreement, Sub-Servicer shall use its "best efforts" to adhere to the following servicing standards:

o          Service Level - 80% of calls will be answered within 20 seconds.
o          Abandon Rate - not to exceed 10%.
o          Average Speed of Answer - 20 seconds

Call Quality
Within 90 days of the Servicing Transfer Date, SST and Mitsubishi will conduct joint call monitoring sessions to monitor call quality. A mutually agreeable call monitoring form will be developed and used to measure call quality.


Call Center Reporting Requirements (Delivered Weekly and Monthly):
o          Call Received
o          Calls Handled
o          Calls Abandoned
o          % Abandoned
o          Service Level
o          Average Speed of Answer


Each of the above-referenced reports shall include only blended statistics.




                                   EXHIBIT G

                         REPOSSESSION AGENCY STANDARDS



Any repossession agency engaged by Sub-Servicer pursuant to the Agreement shall meet or exceed the following standards:

1.       The agency must be a member in good standing of Time Finance
         Adjusters, Inc.

2.       The agency must possess all required licensure.

3. The agency must be properly insured and bonded, in each case with policy limits no less than $1 million.




                                   EXHIBIT H

                                   REPORTING


Files To Be Received From SST
-----------------------------

                GL

         1.       Daily Transaction Posting - IL603A.GL.FILE (See Issue #1)

         2.       Daily Transaction Detail - IL603A.DETAIL.GLFILE (See Issue
                  #1 and #7)

         3.       Cash Journal Entries - VLJ

                ABS

         1.       Daily Transactions - IL80TR

         2. Monthly Loan Master - IL80MAST. Same file as FOCUS #3. (See Issue #1 & #2)

                FOCUS

1.  Daily Transactions - IL80TR. Same as file ABS #1.

    a. SST to include maintenance transactions for REPORT BRANCH and VIN changes.

2.  Daily Loan Master - IL80MAST. Same file as ABS #2. (See Issue #1 & #2)

3.  Monthly Name and Address - IL80ALT. SST will only send changed accounts.

Files To Be Sent To SST

                ABS

         1.       Monthly Repurchase File

Files To Be Created by MMSA I.T.

                         SEQ (or GDG) files received:

1. SST IL603A.GL.FILE                   (Proposed MMSA Name: P.C1I.GDG.SST.GL.FILE)
2. SST IL603A.DETAIL.GLFILE             (Proposed MMSA Name: P.C1I.GDG.SST.DETAIL.GLFILE)
3. SST VLJ                              (Proposed MMSA Name: P.C1I.GDG.SST.VLJ)
4. SST IL80TR                           (Proposed MMSA Name: P.C1I.GDG.SST.IL80TR)
5. SST Loan Master                      (Proposed MMSA Name: P.C1I.GDG.SST.LOAN.FILE)
6. SST Name Address                     (Proposed MMSA Name: P.C1I.GDG.SST.NAME.ADDRESS)

           VSAM files to be created/updated from SEQ (or GDG) files:
1. SST Loan Master - IL80MAST (Proposed MMSA Name: P.C1I.VSM.SST.LOAN.FILE) 2. SST Name Address - IL80ALT (Proposed MMSA Name: P.C1I.VSM.SST.NAME.ADDRESS) 3. SST Trans Hist - IL80THT/THS/THR (Proposed MMSA Name:
P.C1I.VSM.SST.TRANS.HIST)

                                  Schedule 1

                     List of Sale and Servicing Agreements

1. Sale and Servicing Agreement, dated as of October 1, 1999 by and among MMCA Auto Owner Trust 1999-2, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
2. Sale and Servicing Agreement, dated as of August 1, 2000 by and among MMCA Auto Owner Trust 2000-1, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
3. Sale and Servicing Agreement, dated as of November 1, 2000 by and among MMCA Auto Owner Trust 2000-2, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
4. Sale and Servicing Agreement, dated as of April 1, 2001 by and among MMCA Auto Owner Trust 2001-1, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
5. Sale and Servicing Agreement, dated as of June 1, 2001 by and among MMCA Auto Owner Trust 2001-2, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
6. Sale and Servicing Agreement, dated as of October 1, 2001 by and among MMCA Auto Owner Trust 2001-3, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
7. Sale and Servicing Agreement, dated as of December 1, 2001 by and among MMCA Auto Owner Trust 2001-4, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
8. Sale and Servicing Agreement, dated as of March 1, 2002 by and among MMCA Auto Owner Trust 2002-1, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
9. Sale and Servicing Agreement, dated as of June 1, 2002 by and among MMCA Auto Owner Trust 2002-2, as the Trust, MMCA Auto Receivables Trust, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
10. Sale and Servicing Agreement, dated as of August 1, 2002 by and among MMCA Auto Owner Trust 2002-3, as the Trust, MMCA Auto Receivables Trust II, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.
11. Sale and Servicing Agreement, dated as of October 1, 2002 by and among MMCA Auto Owner Trust 2002-4, as the Trust, MMCA Auto Receivables Trust II, as Seller, and Mitsubishi Motors Credit of America, Inc., as Servicer.



                                  SCHEDULE 2

                        FEES, EXPENSES & DISTRIBUTIONS


I.         FEES


           A.        Monthly Fee (1) (2)(3)              $13.50    per loan

           B. The Monthly Fee for December 2002 shall be $12.50 per boarded account.

II.        EXPENSES

           A.        Transfer Expenses

           SST shall be reimbursed for all costs and expenses incurred in connection with the transfer of Receivables to SST for servicing, as such expenses are incurred. Such costs and expenses include, but are not limited to, those related to travel, Obligor mailings, freight and file shipping.

           B.        Servicing Expenses

           SST shall be reimbursed on a weekly basis for all out-of-pocket expenses including, but not limited to, those associated with Vehicle recovery, Vehicle liquidation, legal proceedings related to replevin actions or Obligor bankruptcies, statement and mailing costs, title processing, bank charges and insurance tracking, if any.


III.       DISTRIBUTIONS

           All fees, expenses and other amounts due SST for each Reporting Period shall be reflected on each Monthly Servicing Report. All such amounts shall be paid to SST by the 20th business day of each month.

IV.        MISCELLANEOUS

           A.        Administrative Fees

           SST and Company shall share equally all administrative fees, including extension processing fees, NSF fees and late charges received by SST during any Reporting Period.

           B.        Deficiency Collections

           Under separate agreement, SST may provide deficiency balance collections services on a contingency fee basis.



_________________________________

(1) Basis points are annualized (i.e., applicable basis points/12), and shall be based on the beginning of month principal balance for each individual Active Receivable serviced by SST.

(2) SST shall receive this fee on a pro-rata basis as of the date of boarding for all Active Receivables for any month where it functions as the Sub-Servicer, provided, however, that accounts with a deferred first payment shall not be subject to this fee until the month before the month in which the first payment is due. The Servicing Fee is based on certain assumptions concerning the type and anticipated credit quality of the Receivables assigned to SST for servicing.

(3) This fee is based on an initial volume of approximately 85,000 Receivables to be forwarded to Sub-Servicer by Company, consisting of accounts currently in Company's portfolio having a FICO score less than 620. Company and Sub-Servicer contemplate that Company may begin sending newly purchased Receivables having a FICO less than 620. Any such new Receivables shall have a remaining life of not less than 24 months. In the event Company commits to a minimum one year flow of at least 1,500 Receivables per month, the Monthly Fee shall be reduced to $13.00. In the event SST is no longer willing or able to perform servicing duties for new Receivables delivered by Company, then SST shall provide Company with 90 days prior written notice of that fact. Upon expiration of the 90 day period following delivery of the said written notice from SST to Company, SST shall have no obligation to receive or board additional Receivables from Company. Absent such notice, Company may rely on SST to perform servicing duties in deciding to deliver new Receivables to SST.

(4) In the event SST commits a Performing Loan Trigger Event (see Exhibit D), SST shall reduce its base Monthly Fee by 10% until such time as the Performing Loan Trigger Event is cured. Conversely, if SST exceeds the Pool Annualized Net Default Rate standard (as set forth in Exhibit D) by a factor in excess of 15%, SST shall receive a 10% increase in the base Monthly Fee until such time as SST's performance fails to exceed 15% of the Pool Annualized Net Default Rate standard.



--------
1 With respect to any review period that is inclusive of February 2003, March 2003 or April, 2003, the applicable Pool Annualized Net Default Rate standard shall be 8.8%.